Exhibit 10.1

MEMORANDUM

TO:    Travis May

FROM:    Scott Howe

DATE:    September 8, 2017

RE:    Appointment as Chief Growth Officer

I am happy to confirm your appointment as Chief Growth Officer effective September 12, 2017, reporting directly to me. This memorandum is intended to confirm the terms associated with this position. Terms and conditions related to your employment that are not expressly referenced below will continue pursuant to your offer letter, the Non-Competition and Non-Solicitation Agreement, the Associate Agreement and applicable Acxiom plan documents.

in your new role, you will no longer be designated a section 16 officer for Acxiom or its subsidiaries. The terms of this position will replace the “Equity Agreement” between you and Acxiom dated November 11, 2014. You will now be eligible for benefits under the SVP and Special Situation Associate Change in Control Severance Policy.

1.	Your base salary will be $400,000 annually.

2.	Your participation level in the Acxiom Cash Incentive Plan will be 65%.

3.
You are eligible for a grant of Performance Stock Units valued at $2 million at 100% target, subject to approval by the Compensation Committee of the Acxiom Board. The specific terms and conditions of the grant will be set forth in the Award Agreement and Addendum.

This is a full-time senior level position and it is expected that you will exercise your judgment in dedicating the time needed to achieve the objectives. Acxiom acknowledges that you have disclosed you will be pursuing a startup opportunity concurrent with this position.

You have indicated your business activities outside Acxiom will not limit your ability to perform this role. You agree to provide written updates to Acxiom in the event of changes in the nature of your outside business activities. Acxiom agrees to the concurrent performance of the activities, provided (i) the activities are not detrimental to Acxiom’s business interests and (ii) the activities do not interfere with your achievement of the objectives for this position, which shall be determined in the sole discretion of Acxiom’s CEO.

If, for whatever reason, you are no longer able to fully perform your role at Acxiom you agree to notify the CEO of your intent to voluntarily resign. You agree that a lack of full performance includes (but is not limited to) circumstances such as not achieving the revenue targets and not consistently devoting 40 hours a week to Acxiom. You also acknowledge that your employment status is at will and subject to my discretion.

I look forward to your contributions to the success of the company in this role.

RECEIVED, REVIEWED, and ACCEPTED
/s/ Travis May
Travis May

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